Exhibit 99.1

Balchem Corporation Reports Third Quarter Sales of $150.7 Million with Record Third Quarter Net Earnings of $16.0 Million and Adjusted Net Earnings of $20.4 Million

New Hampton, NY, November 7, 2017 – Balchem Corporation (NASDAQ: BCPC) today reported record third quarter 2017 net earnings of $16.0 million, compared to net earnings of $14.0 million for the third quarter 2016. Adjusted net earnings(a) were $20.4 million, compared to $19.5 million in the prior year quarter.

Third Quarter 2017 Financial Highlights:

•	Third quarter net sales of $150.7 million in 2017, an increase of 8.8%, compared to the third quarter of 2016.
•
Record sales for our Human Nutrition & Health segment and record third quarter sales for our Specialty Products segment, along with a significant increase in sales for our Industrial Products segment, while Animal Nutrition & Health segment sales decreased compared to the third quarter 2016.

•	Record third quarter net earnings were $16.0 million, an increase of $2.0 million, or 14.5% from the prior year, resulting in earnings per share of $0.50.
•	Third quarter adjusted net earnings of $20.4 million increased $0.9 million or 4.6% from the prior year, resulting in adjusted earnings per share(a) of $0.63.
•
Third quarter cash flows from operations were $33.8 million for 2017 compared to $23.9 million for 2016. Free cash flow(a) for the third quarter 2017 was $26.9 million compared to $19.8 million for the third quarter 2016, an increase of $7.1 million.

•	Principal payments made, including accelerated payments, of $40.3 million on long-term debt and the revolving loan.

Recent Highlights:

•
Substantial progress has been made to strengthen the balance sheet of the company.  We have now fully paid down our outstanding revolver balance from the $85 million that were used to finance the acquisition of IFP in June 2017 and partially fund the Albion acquisition in 2016.

•
The expansion project at our Ogden, Utah manufacturing facility, to essentially replace the manufacturing capabilities destroyed in the fire at our Clearfield, Utah site in 2016, is largely complete.  The buildout and mechanical capabilities are substantially in place, we are in the equipment and product qualifying stage, and should start commercial production late in the year.

Ted Harris, Chairman, President, and CEO of Balchem said, “Our results in the third quarter reflected solid sales growth, net earnings, and cash generation.  Record third quarter sales for Human Nutrition & Health and Specialty Products and continued recovery in Industrial Products helped to partially offset margin pressures, primarily from higher raw material costs in all segments, as well as specific challenges within our Animal Nutrition & Health segment.”

Mr. Harris added, “The particularly strong third quarter cash flows allowed us to eliminate revolver borrowings and further strengthen our balance sheet by reducing our overall leverage ratio on a net debt basis to less than 1.4 times.”

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended September 30, 2017 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2017	2016
	Unaudited
Net sales	$150,716	$138,509
Gross margin	46,181	44,656
Operating expenses	23,126	21,710
Earnings from operations	23,055	22,946
Other expense	2,358	2,175
Earnings before income tax expense	20,697	20,771
Income tax expense	4,654	6,759
Net earnings	$16,043	$14,012

Diluted net earnings per common share	$0.50	$0.44

Adjusted EBITDA(a)	$35,720	$36,604
Adjusted net earnings(a)	$20,360	$19,464
Adjusted net earnings per common share(a)	$0.63	$0.61

Shares used in the calculations of diluted and adjusted net earnings per common share	32,241	31,979

For the Nine Months Ended September 30,

	2017	2016
	Unaudited
Net sales	$435,526	$412,444
Gross margin	137,371	133,929
Operating expenses	66,782	67,682
Earnings from operations	70,589	66,247
Other expense	6,623	6,112
Earnings before income tax expense	63,966	60,135
Income tax expense	15,870	20,087
Net earnings	$48,096	$40,048

Diluted net earnings per common share	$1.49	$1.26

Adjusted EBITDA(a)	$107,841	$111,579
Adjusted net earnings(a)	$59,800	$58,981
Adjusted net earnings per common share(a)	$1.86	$1.85

Shares used in the calculation of diluted and adjusted net earnings per common share	32,203	31,887

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Segment Financial Results for the Third Quarter of 2017:

The Human Nutrition & Health segment generated record sales of $81.4 million, an increase of $6.4 million or 8.6% compared to the prior year quarter. The increase was primarily driven by added sales from the IFP acquisition, strong choline nutrients volumes, and higher chelated minerals and powder systems’ sales, partially offset by lower flavor systems’ sales. Third quarter earnings from operations for this segment were essentially flat at $10.4 million compared to prior year, with the benefits of the aforementioned sales growth being offset by mix, certain plant inefficiencies, and higher raw material costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $5.8 and $6.0 million, respectively, adjusted earnings from operations(a) for this segment were $16.2 million, compared to $16.5 million in the prior year quarter.

The Animal Nutrition & Health segment sales of $38.0 million decreased 7.2%, or $2.9 million. The reduced sales were primarily due to lower volumes for ruminant species as a result of unfavorable dairy economics and order timing. Earnings from operations for the Animal Nutrition & Health segment decreased to $5.1 million as compared to $6.8 million in the prior year comparable quarter, driven by the aforementioned lower sales and reduced margins in the monogastric species business due to higher raw material costs and mix. On a sequential basis, results for the Animal Nutrition & Health segment improved, with sales up 2.6%, and earnings from operations up $1.4 million, or 39%, on higher ruminant species volumes and improved monogastric margins.

The Specialty Products segment generated record third quarter sales of $17.3 million, an $0.8 million or 4.8% increase from the comparable prior year quarter, driven by strong domestic and international plant nutrition sales. Quarterly earnings from operations for this segment were $5.6 million, versus $5.2 million in the prior year comparable quarter, an increase of $0.4 million or 7.1%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2017 and 2016 of $0.8 million, and Albion inventory valuation adjustments of $0.3 million relating to acquisition accounting in 2016, adjusted earnings from operations for this segment were up 1.0% to $6.4 million, a record third quarter, compared to $6.3 million in the prior year quarter.

The Industrial Products segment sales of $14.1 million increased $7.9 million or 128.1% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $2.1 million, an increase of $1.6 million compared with the prior year comparable quarter, and were primarily a reflection of the aforementioned higher sales, partially offset by certain higher raw material costs.

Consolidated gross margin for the quarter ended September 30, 2017 of $46.2 million increased by $1.5 million or 3.4%, compared to $44.7 million for the prior year comparable period. Gross margin as a percentage of sales decreased to 30.6% as compared to 32.2% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended September 30, 2017 increased 2.8% to $46.9 million, as compared to $45.6 million for the prior year comparable period. For the three months ended September 30, 2017, adjusted gross margin as a percentage of sales was 31.1% compared to 32.9% in the prior year comparative period. The decrease was primarily due to mix, higher raw material costs, and certain plant inefficiencies. Operating expenses of $23.1 million for the third quarter were up $1.4 million from the prior year comparable quarter, principally due to IFP’s operating expenses and increased spending in research and development, partially offset by lower amortization. Excluding non-cash operating expense associated with amortization of intangible assets of $5.9 million, operating expenses were $17.2 million, or 11.4% of sales.

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Balchem Corporation (NASDAQ:BCPC)
Interest expense was $2.0 million in the third quarter of 2017. Our effective tax rates for the three months ended September 30, 2017 and 2016 were 22.5% and 32.5%, respectively. The company’s effective tax rate for the three months ended September 30, 2017 is lower primarily due to excess tax benefits from stock-based compensation, due to the adoption of ASU 2016-09, being recognized as a decrease to the provision for income taxes (see Table 3), an acquisition purchase price reduction, as well as reduced liabilities and tax rates in certain jurisdictions.

For the quarter ended September 30, 2017, cash flows provided by operating activities were $33.8 million, and free cash flow was $26.9 million. The $103.8 million of net working capital on September 30, 2017 included a cash balance of $34.7 million, which reflects scheduled and accelerated net principal payments on long-term debt and on the revolving loan of $40.3 million, and capital expenditures of $6.9 million in the third quarter of 2017. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “We are pleased with the sales and net earnings growth as well as the strong cash flows delivered in the quarter, and encouraged by the sequential improvement we experienced in the Animal Nutrition & Health segment.”

Mr. Harris went on to add, “In addition, the IFP integration is progressing nicely, with significant synergies realized, and is on track to meet our expectations.  The further improvement in our balance sheet over the course of the quarter provides financial strength as we continue to progress our strategic organic growth initiatives and seek value-creating acquisitions.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, November 7, 2017, at 11:00 AM Eastern Time (ET) to review third quarter 2017 results. Ted Harris, Chairman of the Board, CEO and President, Terry Coelho, CFO, and Bill Backus, CAO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, November 21, 2017. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13672927.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Human Nutrition & Health	$81,365	$74,926	$232,523	$221,281
Animal Nutrition & Health	38,010	40,935	113,136	118,579
Specialty Products	17,264	16,477	56,813	53,919
Industrial Products	14,077	6,171	33,054	18,665
Total	$150,716	$138,509	$435,526	$412,444

Business Segment Earnings Before Income Taxes:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Human Nutrition & Health	$10,426	$10,460	$31,942	$27,856
Animal Nutrition & Health	5,154	6,784	14,219	20,623
Specialty Products	5,607	5,237	20,125	17,541
Industrial Products	2,096	527	4,397	1,019
Transaction costs, integration costs and legal settlement	(228)	(62)	(2,181)	(792)
Indemnification settlement	-	-	2,087	-
Interest and other expense	(2,358)	(2,175)	(6,623)	(6,112)
Total	$20,697	$20,771	$63,966	$60,135

Selected Balance Sheet Items	September 30,	December 31,
	2017	2016
Cash and Cash Equivalents	$$34,741	$38,643
Accounts Receivable, net	86,715	83,252
Inventories	59,624	57,245
Other Current Assets	12,529	9,302
Total Current Assets	193,609	188,442

Property, Plant & Equipment, net	184,246	165,754
Goodwill	441,259	439,811
Intangible Assets With Finite Lives, net	134,511	147,484
Other Assets	5,213	7,135
Total Assets	$958,838	$948,626

Current Liabilities	$54,786	$66,008
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	200,600	226,490
Revolving Loan – Long-Term	-	19,000
Deferred Income Taxes	77,096	74,199
Long-Term Obligations	5,417	6,896
Total Liabilities	372,899	427,593

Stockholders' Equity	585,939	521,033

Total Liabilities and Stockholders' Equity	$$958,838	$948,626

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net earnings	$48,096	$40,048
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,170	34,383
Stock compensation expense	4,348	5,646
Other adjustments	526	1,178
Changes in assets and liabilities	(6,686)	(1,438)
Net cash provided by operating activities	79,454	79,817

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(17,393)	(110,601)
Capital expenditures and intangible assets acquired	(18,084)	(19,566)
Insurance proceeds	2,000	1,000
Net cash used in investing activities	(33,477)	(129,167)

Cash flows from financing activities:
Proceeds from long-term and revolving debt	22,000	65,000
Principal payments on long-term and revolving debt	(69,634)	(64,134)
Proceeds from stock options exercised	9,524	5,985
Excess tax benefits from stock compensation	-	1,935
Dividends paid	(12,069)	(10,727)
Other	(1,833)	(1,478)
Net cash used in financing activities	(52,012)	(3,419)

Effect of exchange rate changes on cash	2,133	507

Decrease in cash and cash equivalents	(3,902)	(52,262)

Cash and cash equivalents, beginning of period	38,643	84,795
Cash and cash equivalents, end of period	$34,741	$32,533

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Table 1

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Reconciliation of adjusted gross margin

GAAP gross margin	$46,181	$44,656	$137,371	$133,929
Inventory valuation adjustment (1)	-	317	-	5,363
Amortization of intangible assets (2)	722	641	2,022	1,770
Adjusted gross margin	$46,903	$45,614	$139,393	$141,062

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	23,055	22,946	70,589	66,247
Inventory valuation adjustment (1)	-	317	-	5,363
Amortization of intangible assets (2)	6,602	7,530	20,145	22,227
Transaction costs, integration costs and legal settlement (3)	228	62	2,181	792
Indemnification settlement (4)	-	-	(2,087)	-
Adjusted earnings from operations	29,885	30,855	90,828	94,629

Reconciliation of adjusted net earnings

GAAP net earnings	16,044	14,012	48,096	40,048
Inventory valuation adjustment (1)	-	317	-	5,363
Amortization of intangible assets (2)	6,718	7,661	20,505	22,626
Transaction costs, integration costs and legal settlement (3)	228	62	2,181	792
Indemnification settlement (4)	-	-	(2,087)	-
Income tax adjustment (5)	(2,630)	(2,588)	(8,895)	(9,848)
Adjusted net earnings	$20,360	$19,464	$59,800	$58,981

Adjusted net earnings per common share – diluted	$0.63	$0.61	$1.86	$1.85

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP

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Balchem Corporation (NASDAQ:BCPC)
adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended September 30, 2017 and 2016, respectively, is calculated as the difference between the September 30, 2017 and 2016 year-to-date income tax adjustment, respectively, and the June 30, 2017 and 2016 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016.

Table 2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income - as reported	$16,044	$14,012	$48,096	$40,048
Add back:
Provision for income taxes	4,654	6,759	15,870	20,087
Other expense	2,358	2,175	6,623	6,112
Depreciation and amortization	10,973	11,583	32,810	33,985
EBITDA	34,029	34,529	103,399	100,232
Add back certain items:
Non-cash compensation expense related to equity awards	1,463	1,696	4,348	5,192
Transaction costs, integration costs and legal settlement	228	62	2,181	792
Indemnification settlement	-	-	(2,087)	-
Inventory fair value	-	317	-	5,363
Adjusted EBITDA	$35,720	$36,604	$107,841	$111,579

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the nine months ended September 30, 2017 and 2016.

Table 3

	Nine Months Ended September 30,
	2017	Effective Tax Rate	2016	Effective Tax Rate
GAAP Income Tax Expense	$15,870	24.8%	$20,087	33.4%
Impact of ASU 2016-09 adoption(6)	2,552		-
Adjusted Income Tax Expense	$18,422	28.8%	$20,087	33.4%

(6)In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and nine months ended September 30, 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.  The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2017 and 2016.

Table 4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$33,762	$23,859	$79,454	$79,817
Capital expenditures	(6,857)	(4,065)	(17,676)	(18,801)
Free cash flow	$26,905	$19,794	$61,778	$61,016

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